Exhibit 10.8

TransparentBusiness, Inc.

Board of Directors Services Agreement

This Board of Directors Services Agreement (this “Agreement”), dated March 17, 2022, is entered into between TransparentBusiness, Inc., a Delaware corporation (“the Company), Rosa G. Rios (“Director”) and Red River Associates, LLC, a consulting             limited liability company of which Director is the Chief Executive Officer (“Red River”).

WHEREAS, the Company desires to retain the services of Director for the benefit of the Company and its stockholders;

WHEREAS, a majority of the Company’s current directors, acting pursuant to Section 13 of the Company’s Bylaws, has nominated Director to serve as a member of the Company’s Board of Directors; and

WHEREAS, Director desires to serve on the Company’s Board of Directors for the period of time and subject to the terms and conditions set forth herein.

NOW, THEREFORE, for consideration and as set forth herein, the parties hereto agree as follows:

1. Board Duties. Director agrees to provide services to the Company as a member of the Board of Directors. Director shall, for so long as she remains a member of the Board of Directors (a) endeavor in good faith to attend such meetings of the Board of Directors as the Company shall schedule, provided that the Company shall endeavor in good faith to coordinate the date and time of each such meeting with the Director; (b) review such background materials as may be provided to the Director in preparation for any such meeting of the Board of Directors; (c) fulfill all fiduciary duties owed by the Director under applicable law; and (d) provide such other services as are customarily provided by directors of a corporation. In addition, pursuant to a separate advisory agreement between the Company and Director, Director shall not less than one year from the date hereof, meet with the Company upon written request, at dates and times mutually agreeable to Director and the Company, to discuss any matter involving the Company or its Subsidiaries, which involves or may involve issues of which Director has knowledge and cooperate in the review, defense or prosecution of such matters. Director acknowledges and agrees that the Company may rely upon Director’s expertise in product development, marketing or other business disciplines where Director has a deep understanding with respect to the Company’s business operations and that such requests may require substantial additional time and efforts as an advisor in addition to Director’s customary service as a member of the Board of Directors. Director will notify the Company promptly if she is subpoenaed or otherwise served with legal process in any matter involving the Company or its subsidiaries. Director will notify the Company if any attorney who is not representing the Company contacts or attempts to contact Director (other than Director’s own legal counsel) to obtain information that in any way relates to the Company or its Subsidiaries, and Director will not discuss any of these matters with any such attorney without first so notifying the Company and providing the Company with an opportunity to have its attorney present during any meeting or conversation with any such attorney.

2. Compensation.

(a) Director Fee. As compensation for Director’s services provided herein, the Company shall pay to Red River, a fixed monthly payment of $5,000 (“Director Fee”). It is understood and acknowledged by the parties hereto that such Director Fee is in addition to the fees payable to Red River pursuant to that certain Advisory Service Agreement dated May 1, 2021 between Red River and the Company (the “Advisory Agreement”), which Advisory Agreement remains in full force and effect and unmodified by this Agreement.

(b) Incentive Grant. As compensation for the execution off this Agreement by Director, the Company shall cause to be issued to Red River a one-time UniCoin Award Agreement, which shall entitle Red River to receive an aggregate of twenty million (20,000,000) cryptocurrency tokens, known as UniCoins, which are being developed by the Company, at such time as such UniCoins are technologically and legally capable of being issued, consisting of (i) fifteen million (15,000,000) UniCoins for commencement of services as a Director under this Agreement, and (ii) five million (5,000,000) UniCoins for services at Middle East conferences to be completed by March 31, 2022. As soon as possible, the Company shall undertake to complete an independent valuation of UniCoins, and provide Director with a choice regarding whether to receive an interest in the UniCoins as property, or as an option to acquire such property.

3. Mutual Non-Disparagement. Director and the Company mutually agree to forbear from making, causing to be made, publishing, ratifying or endorsing any and all disparaging remarks, derogatory statements or comments made to any party with respect to either of them. Further, the parties hereto agree to forbear from making any public or non-confidential statement with respect to the any claim or complain against either party without the mutual consent of each of them, to be given in advance of any such statement.

5. Cooperation. In the event of any claim or litigation against the Company and/or Director based upon any alleged conduct, acts or omissions of Director during the tenure of Director as an officer of the Company, whether known or unknown, threatened or not as of the time of this writing, the Company will cooperate with Director and provide to Director such information and documents as are necessary and reasonably requested by Director or her counsel, subject to restrictions imposed by federal or state securities laws or court order or injunction. The Company shall cooperate in all respects to ensure that Director is covered under a directors’ and officers’ liability or similar insurance policy, and shall do nothing to damage Director’s status as an insured and shall provide all necessary information for Director to make or tender any claim under applicable coverage. In addition, the Company will enter a customary indemnification agreement with Director in substantially the form attached hereto as Exhibit I to (i) fully indemnify Director and hold Director harmless against any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, settlements, penalties, and other amounts (collectively a “cost”) arising from any and all claims, demands, actions, suits, or proceedings, civil, criminal, administrative, or investigative, in which Director may be involved, or threatened to be involved, as a party or otherwise, arising out of or related to Director serving as a director of the Company, or serving at the Company’s direction as a director of any subsidiary or affiliate or as a fiduciary of any employee benefit plan of the Company or any subsidiary or affiliate; and (ii) advance to Director, as incurred, any reasonable costs or reasonable expenses incurred by Director, including fees and disbursements of legal counsel, in defending any civil, criminal, or administrative proceeding, including any investigation, that may result in the imposition of an indemnifiable cost, subject to Director’s obligation to repay any such advances to the extent it is subsequently determined by a court of competent jurisdiction or by arbitration that Director was not entitled to indemnification.

6. Board of Directors Status of Director. Director’s membership on the Company Board of Directors shall not be disturbed for at least the greater of any period of time: (a) specified in any other agreement or contract defining Director’s role as a member of the Board of Directors, or (b) as provided in the Company’s Bylaws. Membership on the Board shall require adherence to board member conduct policies adopted by the board and enforced equally upon all directors. Director may voluntarily resign her position on the Board of Directors at any time and without penalty or liability of any kind.

8. Confidentiality. Subject to exceptions mutually agreed upon by the parties to this Agreement in advance and in writing, the terms and conditions of this Agreement shall remain confidential and protected from disclosure except as required by law in connection with any registration or filing, in relation to a lawful subpoena, or as may be necessary for purposes of disclosure to accountants, financial advisors or other experts, who shall be made aware of and agree to be bound by the confidentiality provisions hereof.

9. Governing Law. This Agreement shall be governed by the law of the State of Delaware. In the event of any dispute regarding the performance or terms hereof, the prevailing party in any litigation shall be entitled to an award of reasonable attorneys’ fees and costs of suit, together with any other relief awarded hereunder or in accordance with governing law.

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In witness whereof, the parties hereto enter into this Agreement as of the date first set forth above.

THE COMPANY:	DIRECTOR:

/s/ Alex Konanykhin 3/17/2022	/s/ Rosa G. Rios 3/17/2022
Alex Konanykhin, Chief Executive Officer	Rosa G. Rios

RED RIVER:

/s/ Rosa G. Rios 3/17/2022
Rosa G. Rios, Chief Executive Officer

Exhibit

●	Indemnification Agreement

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